Exhibit 10.6

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

ICEC PURCHASE CONTRACT NO. P50899

Parties to this contract are:

International Commodities Export Corporation 10001 Woodloch Forest Drive Suite 400	(ICEC)
The Woodlands, TX 77380	- hereinafter called “Buyer”

- And –

Mississippi Phosphates Corporation 100 Webster Circle, Suite 4	(MPC)
Madison, MS 39110	- hereinafter called “Seller”

On this 1st day of August, 2006 Seller has agreed to sell to Buyer [***], and Buyer has agreed to buy from Seller [***], Buyer agrees to use its best efforts [***] Seller’s Commodity [***]. Additionally, Buyer agrees not to [***], which will not be unreasonably withheld.

In addition, the following terms and conditions shall govern:

1.	Commodity: Di-Ammonium Phosphate or by mutual agreement Mono-Ammonium Phosphate

2.	Production Specifications: 18-46-0 : Granular and Free Flowing

3.	Chemical Analysis:

Chemical Analysis	Guaranteed %	Typical %
Nitrogen	18.0 Min	18.1
Moisture	1.3 Max	1.0 – 1.3
Phosphate	46.0 Min	46.2
Available Phosphate	46.0 Min	46.0

Screen Analysis	Guaranteed %	Typical %
SGN		290 – 305
Granulometry 2 x 4 mm		90 – 98%

4.	Quantity: To be agreed upon each month

5.	Documents: Commercial Invoice and Copy of Bills of Lading

6.	Price:

6.1	Subject to the provisions hereinafter in paragraph 6, with respect to each barge of DAP, Buyer and Seller [***]:

–	[***] shall be purchased from Mississippi Phosphates at $[***].

–	[***] shall be purchased from Mississippi Phosphates at $[***].

–	[***] shall be purchased from Mississippi Phosphates at $[***].

[***]

7.	Payment Terms: Net [***] days from date of barge sale

8.	Primary Contract and Renewal Terms:

The Primary Term of this contract will commence on August 1, 2006 and will terminate July 31, 2007. Following expiration of the Primary Term, this contract shall automatically be renewed for successive one-year terms unless written notice to the contrary is given by either party no later than 90 days prior to expiration.

9.	Barge Loading Schedule:

On or about the fifteenth day of each month, Buyer and Seller will agree to a barge-loading schedule for the following month’s deliveries.

10.	Barge Demurrage:

In the event that Buyer charters barges, any loading time that exceeds three days after barge has been constructively placed shall result in demurrage for the Seller’s account. Demurrage will be calculated by multiplying the demurrage rate contained in the Buyer’s governing barge contract (not to exceed $[***] per barge per day) by number of days transpired until such barge has completed loading and has been released to the carrier. It is the intent of the parties hereto that one-half of all demurrage allowances available by Buyer be provided to Seller, if needed, for loading.

11.	Ownership and Risk of Loss:

11.1	In the event that barges are arranged by Seller, ownership and risk of loss of Product delivered hereunder will transfer from Seller to Buyer at point of barge being constructively placed at destination dock.

11.2	In the event that barges are arranged by Buyer, ownership and risk of loss of Product delivered hereunder will transfer from Seller to Buyer at point of product being loaded into barge at Seller’s facility.

12.	Buyer’s Credit:

If Buyer becomes insolvent, Seller shall have the right to stop any Product in transit. Such action will not prejudice any claim that Seller may assert against Buyer hereunder.

13.	Inspection and Weighing:

The official weight of Product shipped by barge shall be established by an independent marine surveyor at origin. Such survey is to be hired by Seller. All weights determined, as set forth therein, will be accepted as final by both Buyer and Seller unless in obvious error. The appointment of the independent marine surveyor will be subject to Buyer’s prior approval.

14.	Force Majeure:

If the manufacture, transportation, delivery, receipt or use by either party of any of the Product covered hereby is prevented, restricted or interfered with by reason of:

(a)	fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty or accident, lack or failure of transportation facilities, epidemic, cyclone, flood, drought, lack or failure of sources of supply of labor, raw materials, power supplies, shutdown of plant or restriction of plant production due to economic reasons; or

(b)	war, revolution, civic commotion, acts of public enemies, blockades or embargo; or

(c)	any law, order, proclamation, regulation, ordinance, demand or requirement of any government or any subdivision, authority or representative of any such government; or

(d)	any other cause whatsoever, whether similar or dissimilar to those above enumerated and beyond the reasonable control of either party,

the party so affected, upon prompt notice to the other party, shall be excused from making or taking delivery hereunder.

15.	Warranties:

SELLER WARRANTS THAT THE PRODUCT DELIVERED BY IT SHALL CONFIRM TO THE SPECIFICATIONS SET FORTH HEREIN. SELLER MAKES NO WARRANTY AS TO THE FITNESS OF THE PRODUCT FOR ANY PURPOSE KNOWN OR UNKNOWN TO THE SELLER OR AS TO THE MERCHANTABILITY OF THE PRODUCT, AND SELLER MAKES NO OTHER WARRANTY OF ANY KIND EITHER EXPRESS OR IMPLIED IN FACT OR BY LAW other than its implied warranties of title, freedom from encumbrance and the right to transfer the Product.

16.	Limitation of Liability:

Seller’s sole liability for breach of its obligations hereunder (regardless of whether such liability is based on tort, warranty, breach of contract or any other cause of action) shall be replacement of delivered Product not conforming to the specifications set forth herein or providing Product that was not delivered as agreed hereunder. In addition, under no circumstances shall Seller be liable for indirect, incidental or consequential damages (including, but not limited to, lost profits). Failure to give notice of any claim within 30 days after delivery of any Product shall constitute a waiver of any and all claims relating to such Product.

17.	Buyer’s Familiarity With Product:

Buyer warrants that it is a sophisticated user of the Product and, as such, is familiar with the characteristics, contingencies and risks associated with the transportation, processing, storage and use of the Product delivered hereunder. Buyer agrees to defend, indemnify and hold harmless Seller from any and all claims, actions, lawsuits, judgments, settlements, expenses (including attorney’s fees) and damages relating to the Product delivered to Buyer hereunder that are caused in whole or in part by Buyer’s or any of its agents’, servants’ or subcontractors’ negligent acts or omissions.

18.	Governing Law:

This agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to any rules regarding conflict of laws and provided that delivery terms shall be governed by “Incoterms 2000” as published by the International Chamber of Commerce.

19.	Forum and Dispute Resolution:

Any controversy or claim relating to this contract shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and shall be administered by the AAA. The Arbitration shall be held in Wilmington, Delaware and the parties agree to submit to legal jurisdiction there. Judgments upon the award rendered may be entered in any court of any state having jurisdiction.

20.	Entire Agreement:

This agreement shall constitute the entire agreement between the parties relating to the sale of Product in question and all previous negotiations are merged herein. Modification, waiver or discharge of this agreement or any of its terms shall not be binding unless in writing and signed by a duly authorized representative of each party. If any provision of this agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the fullest extent possible. In any event, all other provisions of this agreement shall be deemed valid and enforceable to the fullest extent possible.

21.	Assignment:

This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties herein, and the covenants, conditions and obligations of the Contract shall run for the full term of the Contract. Neither party shall assign the Contract without the prior written consent of the other Party, which shall not be unreasonably withheld. Either party may terminate this Contract immediately if it is assigned without the other Party’s prior written consent.

22.	Waiver:

Any delay or failure by either party to enforce any right or claim, which it may have hereunder, shall not constitute a waiver of such right or claim. Any waiver by either party of any term, provision or condition of any default hereunder in any one or more instances shall not be deemed to be a further or continuing waiver of such term, provision or condition of any subsequent default hereunder.

23.	Partial Invalidity:

Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, or affecting the validity or enforceability of such provisions in another jurisdiction or the validity or enforceability of this agreement as a whole.

MISSISSIPPI PHOSPHATES CORP.		INTERNATIONAL COMMODITIES EXPORT CORPORATION

By:	/s/ Stephen F. Wehmann	By:	/s/ Stephen Stallons
	Stephen F. Wehmann		Stephen Stallons
	Vice President of Sales and Marketing		Director, North American Fertilizer

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